Exhibit 10.2

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

FOR

NASSAU ENTERPRISES LLC

This Amended and Restated Limited Liability Company Agreement (hereinafter referred to as the "Agreement") is dated as of May 24th, 2023, by and among Foodbase Group Inc. and Haohan Xu (hereinafter referred to collectively as the "Members" and individually as a "Member") and Nassau Enterprises LLC, a Delaware limited liability company (hereinafter referred to as "Company").

PREAMBLE

Whereas, the Company was formed by the filing of a certificate of formation with the Secretary of State of the State of Delaware on March 29, 2023.

WHEREAS, the Members wish to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company

NOW, THEREFORE, in consideration of the premises and the mutual promises, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree to become members of a limited liability company under the laws of the State of Delaware in accordance with the following terms and conditions:

ARTICLE I. FORMATION AND PURPOSE

1.1 Governing Law and Government Filings. The Members have caused a Certificate of Formation that complies with the requirements of the Act to be properly filed with the Office of the Secretary of State for the State of Delaware (hereinafter referred to as the "Certificate") and shall execute such further documents and take such further action as is necessary or appropriate from time to time to comply with the requirements for the formation and operation of a limited liability company in the State of Delaware and in all other jurisdictions where the Company conducts its business.

1.2 Name. The name of the Company shall be Nassau Enterprises LLC.

1.3 Purpose of the Company. The purpose and business of the Company shall be to engage in products and lawful business activity agreed to by the Voting Members (as herein defined) and to conduct such other activities as may be necessary or appropriate to promote the business of the Company. The Company may exercise all the powers and privileges either granted or limited under the Act.

1.4 Registered Office; Registered Agent. The name of the registered agent for service of process on the Company in the State of Delaware is Incorporating Services, Inc. The address of the registered office of the Company in the State of Delaware is 3500 South Dupont Highway, Dover, Delaware, 19901, County of Kent.

1.5 Principal Place of Business. The Company's principal place of business shall be located at 650 5th Avenue Suite #2416 New York NY 10019 or at such other place as the Members may select from time to time.

1.6 Expenses of Formation. The Company shall bear the expenses incident to its formation. Each Member shall bear his own personal expenses, if any, incurred in connection with his decision to enter into this Agreement.

ARTICLE II. TERM

2.1 Term. The term of the Company shall commence on the effective date of the filing of the Certificate with the Office of the Secretary of State of the State of Delaware and shall be perpetual.

ARTICLE III. CAPITAL CONTRIBUTIONS AND COMPANY INTERESTS

3.1 Company Capital. The capital of the Company shall be the aggregate sum of the capital contributions made by the Members to the Company in the manner provided for in this Agreement.

3.2 Capital Contribution. Foodbase Group Inc. shall contribute Five Million and Five Hundred Thousand US Dollars ($5,500,000) (“Foodbase Contribution”) to the Company provided that the Company shall complete the purchase of 100% interests of SLV Windfall Group LLC, a Delaware limited liability company, Windfall SLV Development LLC, a Delaware limited liability company, and SLV Windfall Management, LLC, (together, “Target Companies”).

3.3 Company Interest. For purposes of this Agreement, the term "Company interest" shall mean each Member's share of the Company's net profits and net losses, the right to receive distributions of Company property and the rights, powers and liabilities of a Member as defined and described in the Act and this Agreement. The nature of a Company interest shall be personal property for all purposes.

3.4 Company Interests. The Company interest of the Members shall be represented by Voting Units (hereinafter referred to as the “Voting Units”) and Non-Voting Units (hereinafter referred to as the “Nonvoting Units”). With respect to Voting Units of the Company, each Voting Member shall be entitled to one vote per Voting Unit owned by such Member. The Nonvoting Units shall have no voting rights attached to them, and each member holding the Nonvoting Units shall not be entitled to vote any Nonvoting Units on any Company matter, unless otherwise provided herein. Each Member's Company interest shall be equal to the number of Units set forth in Schedule A.

Members holding any number of Voting Units greater than zero (0) are hereinafter referred to as the “Voting Members” and Members holding only Nonvoting Units, and no Voting Units, are hereinafter referred to as the “Nonvoting Members”.

3.5 Form of Contributions. All capital contributions made by a Member to the Company may be made in the form of cash, membership interests, stocks or other assets.

3.6 Additional Capital Contributions. No Member shall be required to make any further or additional capital contributions to the Company, except as required by the Act or this Agreement. No Member shall have the right to make additional capital contributions to the Company, except with the unanimous consent of Members.

3.7 Withdrawal of Capital Contributions. No Member shall have the right to withdraw or reduce such Member’s capital contributions to the Company, except with the unanimous consent of Members. No Member shall be entitled to receive any interest on his capital contributions to the Company.

3.8 Use of Contributions. The aggregate of all capital contributions made by the Members to the Company shall be available to the Company to carry out the purposes of the Company except as otherwise set forth in this Agreement.

3.9 Ownership of Property. All Company property, whether real or personal, tangible or intangible, shall be owned by the Company. No Member shall have any interest in any specific Company property.

3.10 No Right of Partition. Each Member waives any right he may have to cause Company property to be partitioned or otherwise divided among the Members, or to file a complaint or institute any proceeding at law or equity to cause Company property to be partitioned or otherwise divided among the Members.

3.11 Composition of Capital Accounts. The Company shall establish and maintain a separate capital account for each Member in accordance with applicable federal tax laws. Each Member's capital account shall be determined and maintained as follows:

a. Contributions, Income and Gains. Each Member's capital account shall be increased by: (1) the amount of money contributed by that Member; (2) the fair market value at the time of contribution of all property other than money contributed by that Member, reduced by any liabilities secured by that property which are assumed or taken subject to by the Company; and (3) that Member's share of Company income and gains, including income and gains which are exempt from or not recognized for federal income tax purposes, as computed for book purposes; and

b. Distributions, Deductions and Losses. Each Member's capital account shall be decreased by: (1) the amount of money distributed to that Member; (2) the fair market value at the time of distribution of all property other than money distributed to that Member, reduced by any liabilities secured by that property which are assumed or taken subject to by that Member; and (3) that Member's share of Company losses and deductions, including Company expenditures which are not deductible or capitalizable for federal income tax purposes, as computed for book purposes.

3.12 Transferee's Capital Account. In the event of a permitted transfer of a Company interest as provided in this Agreement, the capital account of the transferor shall become the capital account of the transferee to the extent it relates to the transferred Company interest.

3.13 Compliance with Applicable Federal Tax Laws. The manner in which the capital accounts of the Members are to be maintained pursuant to this Article III of this Agreement is intended to comply with the requirements of all applicable federal tax laws. If in the opinion of all of a majority in interest of the Voting Members the manner in which capital accounts are to be maintained pursuant to this Article III of this Agreement should be modified in order to comply with the applicable federal tax laws, then notwithstanding anything contained in this Agreement to the contrary, the Voting Members shall alter the method in which the capital accounts are maintained and amend this Agreement to reflect any such change in the manner in which capital accounts are maintained; provided, however, that any change in the manner of maintaining capital accounts shall not materially alter the economic agreement between the Members.

3.14 Foodbase Group Inc. has the right, but not the obligation, to make capital contribution up to an amount of $22,500,000 to the Company at the discretion of Foodbase Group Inc. at any time during two years (2) from signing of this Agreement. At the time of the Company receiving capital contributions of $22,500,000 from Foodbase Group, Haohan Xu or Haohan Xu’s successor shall transfer all his interests in the Company to Foodbase Group Inc. without any consideration. If Foodbase Group Inc. making capital contributions of less than $22,500,000, Haohan Xu or Haohan Xu’s successor shall transfer his interests in the Company to Foodbase Group Inc. pro rata in accordance with the capital contribution made by the Foodbase Group without any consideration.

ARTICLE IV. ALLOCATIONS AND DISTRIBUTIONS

4.1 Allocation of Company Items. All items of income, gain, loss, deduction or credit of the Company shall be allocated among the Members in proportion to their Company interests; provided, however, that for federal income tax purposes such items of income, gain, loss and deduction or credit with respect to property contributed by a Member to the Company shall be allocated between the Members so as to take account of the variation between the federal income tax basis of the property to the Company and its fair market value at the time of its contribution to the Company in accordance with applicable federal tax laws.

4.2 Reallocation on Transfer. In the event that a Member's interest is transferred in accordance with the provisions of this Agreement, the allocations provided in this Article IV of this Agreement shall be further reallocated between the transferor and the transferee in the same ratio as the number of days each of them owned the Company interest during the fiscal year of the Company for which the allocation is being made, unless the books of the Company permit the allocation of items of income and expense to the periods of time before and after the transfer, in which case the latter allocation shall be made.

4.3 Distribution of Net Cash. Following the end of each fiscal year of the Company and the adjustment of the Member's capital accounts for that fiscal year, the Company may distribute the Net Cash of the Company to the Members by the unanimous consent of Members in proportion to the Percentage of Membership Interests of the Members. The term "Net Cash" shall mean an amount which is equal to the net profits of the Company except that (a) depreciation of buildings, improvements, personal property and amortization of leasehold improvement, if applicable, shall not be considered a deduction, (b) payment of interest on and repayment of principal of, debts shall be considered a deduction, (c) any amounts expended on behalf of the Company for capital improvements or new investments with the unanimous consent of Members shall be considered a deduction, and (d) any reasonable reserve of capital with the unanimous consent of Members to provide funds to be invested in additional Company property, to provide funds for capital improvements for Company property, or to provide funds for any other contingency of the Company shall be considered a deduction.

ARTICLE V. COMPETITION

5.1 Any Member may engage in any other business, whether or not the same or similar to the business of the Company, and whether or not such other business is competitive with the Company. Neither the Company nor the other Members shall have any rights in the income or profits of that business.

ARTICLE VI. TAX, FINANCIAL AND ACCOUNTING MATTERS

6.1 Fiscal Year and Accounting Method. The fiscal year of the Company for both accounting and income tax purposes shall be the calendar year, and for both accounting and income tax purposes the Company shall report its operations and profits and losses in accordance with the cash method of accounting, unless a different method of accounting is required by applicable federal tax laws.

6.2 Annual Tax Return and Financial Statements. The accountant for the Company shall prepare all required tax returns for the Company as of the end of each fiscal year, including the balance sheet and statement of income and expenses relating to such fiscal year, and a statement of each Member's distributive share of the items of income, gain, loss, deduction and credit of the Company for tax purposes for such fiscal year. The Company shall furnish each Member with a copy of each such tax return and statement within thirty (30) days after the Company files its tax returns for such fiscal year.

6.3 Tax and Accounting Matters. All elections with respect to the preparation and filing of the Company tax returns, the reporting of items of Company income, gain, loss, deduction and credit, and all other elections which the Company or Members are entitled to make with respect to Company matters, shall be made only by the Company. Jing Ni shall be the Tax Matters Member for the Company for income tax purposes. All decisions as to accounting matters shall be made in accordance with generally accepted accounting principles applied on a basis consistent with prior periods.

6.4 Books and Records. The Company shall maintain a full and accurate set of books and records at its principal place of business. Each Member and his duly authorized representative shall have access to and may inspect and copy any such books and records at all reasonable times.

6.5 Bank Account. The Company shall open and maintain a bank account or bank accounts in the name of the Company at a bank or banks from time to time. All funds of the Company not otherwise invested shall be deposited in and withdrawn from such bank account(s).

ARTICLE VII. MANAGER

7.1 Managers. The Manager of the Company is:

Haohan Xu

Each Manager and CEO shall only be removed by the unanimous consent of the Voting Members, and serve until his successor is chosen by an unanimous consent of the Voting Members.

7.2 Responsibilities of Manager. The doing of any act or failure to do any act which may result in a loss to the Company, if done in good faith and in a manner reasonably believed to be in the best interest of the Company, shall not subject the Managers to any liability to the Company.

7.3 Powers of the Managers and Officer. The phrase "Majority Consent of Managers" as used in this Agreement shall mean a written consent of the majority of the Managers.

(i) Haohan Xu is the CEO (“CEO”) of the Company and shall have the authority and responsibility for the management of the Company and the operation of the business of the Company, including the day-to-day management, operations, unless otherwise specified in Section 7.3 (ii). The CEO shall have the full authority to execute bonds, mortgages, loans, leases, contracts and other legal instruments for the Company if agreed by the Manager, is authorized to open and sign bank accounts and to authorize other officers or persons to open and sign such accounts, and have the authority to take all other action necessary or appropriate in connection with his authority and duties of the management and business of the Company under this Agreement and applicable laws.

(ii) Notwithstanding the foregoing, the Company and the CEO shall not undertake any of the following actions without the Majority Consent of Managers:

a. borrow money or obtain bank or other commercial credit;

b. lending money;

c. amend this Agreement;

d. deviate from any of the purposes of the Company as set forth in Section 1.3;

e. take any action to reconstitute the Company in the event of the dissolution of the Company for any reason;

f. increase the salary of the Managers;

g. engage contractors and sub-contractors to construct and develop any real estate projects in which the Company directly or indirectly owns;

h. enter into joint venture agreements, operating agreements and the like relating to any acquisition or development;

i. expenditures beyond and not otherwise authorized by the Company budget;

j. Amend the approved budget of the Company;

k. Investment decisions or acquire shares, interests or assets of other entities.

7.4 Compensation for Managers. The Managers may be entitled to compensation for personal services rendered by them on behalf of the Company in their capacity as the Managers. For purposes of this Sub Article, reimbursement for out-of-pocket expenses shall not be construed as "compensation". The Managers shall be fully reimbursed by the Company for all out-of-pocket expenses incurred by them on behalf of the Company.

7.5 Indemnification of Managers. The Company shall appear, defend and indemnify the Managers from any and all claims, losses, expenses, costs, fines, penalties, judgments or damages, including reasonable attorneys' fees, which the Managers may incur by reason of any act or a failure to act with respect to the Company or in furtherance of its interest, if done in good faith and in a manner reasonably believed to be in the best interest of the Company.

7.6 Personal Liability of Members. No Member shall have any personal liability for the liabilities or obligations of the Company, except to the extent of the capital contributions made or required to be made by such Member to the Company in accordance with the terms of this Agreement.

ARTICLE VIII. ADMISSION , REMOVAL AND RESIGNATION OF MEMBERS

8.1 Initial Members. All persons having executed this Agreement as Members shall be admitted as Members without any further act on the part of the Company or the other Members.

8.2 Additional Members. Following the execution of this Agreement by the initial Members, persons acquiring a Company interest directly from the Company (whether the Company interests are being issued for the first time or being reissued as a result of a reacquisition by the Company) shall not be admitted as Members of the Company, except upon the written unanimous consent of Voting Members.

8.3 Successor Members. Any persons acquiring a Company interest by transfer from an existing Member shall not be admitted as a Member of the Company, except upon the written unanimous consent of Voting Members.

8.4 Preconditions to Admission. In no event shall a Member consent to the admission of any person as a Member of the Company, unless and until:

a. Such person agrees to execute this Agreement, as then amended, and such other instruments as may be required by the Act or necessary or appropriate to confirm and record such person's undertaking to be bound by the terms of this Agreement; and

b. Such person agrees to pay all the reasonable expenses, including attorney's fees, incurred by the Company in connection with the transfer, if any, and the admission of such person as a Member.

8.5 Reserved.

8.6 Resignation of Members. No Member shall resign from the Company prior to the dissolution and winding up of the Company, except upon the written unanimous consent of Voting Members. Any resigning Member transferring his Company interest in conformity with the transfer provisions of Article IX of this Agreement, whether to the Company, an existing Member or to a third party, shall be deemed to have resigned from the Company without violating this Agreement upon and to the extent of the transfer, and shall be entitled to payment for all amounts due to such Member under this Agreement in the same manner as provided for in Article IX of this Agreement.

ARTICLE IX. TRANSFER OF COMPANY INTERESTS

9.1 Transfers Restricted. No Member shall withdraw from the Company, or transfer all or any part of his Company interest, except as provided in this Article IX of this Agreement. In the event that a Member or a transferee of a Member violates any of the provisions of this Article IX of this Agreement, such transfer shall be null and void and of no force or effect.

9.2 "Transfer" Defined. The term "transfer" shall mean and include any distribution, sale, transfer, assignment, gift, creation of an encumbrance, pledge, hypothecation, grant of a security interest, lien or other disposition, either with or without consideration, of the Company interest of a Member.

9.3 Transfer Not an Event of Dissolution. Except as otherwise provided in Article X of this Agreement, the transfer by a Member of his Company interest shall not cause the dissolution or termination of the Company and the business of the Company may be continued thereafter by and for the benefit of the remaining Members.

9.4 Voluntary Transfer. No Member may withdraw from the Company or voluntarily transfer all or any part of his Company interest, without the written unanimous consent of Voting Members.

9.5 Permitted Transfers. Notwithstanding anything contained in this Agreement to the contrary, a Member shall have the right to transfer all or any part of his Company interest to another Member or to a transferee that bears one of the following relationships to the transferring Member: a spouse, a lineal descendant, or a trust created for the exclusive benefit of the transferring Member, the transferring Member’s spouse and/or the transferring Member’s lineal descendant(s).

9.6 Costs and Expenses of Transfer. The Transferring Member shall pay all costs and expenses incurred by the Company in connection with any transfer of a Company interest pursuant to this Article IX of this Agreement and/or another person's becoming a Member of the Company or an assignee of a Member of the Company, including, but not limited to, all filing, recording and publishing costs and reasonable attorneys' fees and disbursements.

ARTICLE X. DISSOLUTION AND TERMINATION

10.1 Reserved.

10.2 Events Causing Dissolution. The Company shall be dissolved upon the occurrence of the earliest of the following events:

a. By the written unanimous consent of Voting Members;

b. The death, insanity, retirement, resignation, removal, expulsion, bankruptcy or dissolution of a Voting Member or the occurrence of any other event which terminates the continued membership of a Voting Member in the Company, unless the business of the Company is continued by the written consent of a majority in interest of the remaining Voting Members within ninety (90) days following the occurrence of any such event; or

c. Upon the occurrence of any other event causing a dissolution under the Act or this Agreement.

10.3 Winding Up. Upon the dissolution of the Company, the last remaining Voting Member(s) or, if none, the personal representative of the last remaining Voting Member, shall conclude the business of the Company, wind up its affairs, distribute its assets in liquidation, and file all certificates or notices required by the Act to evidence such dissolution, liquidation and termination. Except as otherwise expressly provided for in the Act, all decisions pertaining to the dissolution of the Company shall be made in the same manner as decisions made in the ordinary course of the Company's business.

10.4 Termination. Upon the completion of the winding up of the Company’s affairs, the Company shall file a Certificate of Cancellation with the Delaware Secretary of State.

10.5 Final Accounting; Deficit Capital Accounts. Upon the dissolution of the Company, a final accounting shall be made of the capital account of each Member, adjusted up or down to reflect each Member's proportionate share of the Company's net profit or net loss from the time of the last previous accounting to the date of the dissolution. In the event a Member has a deficit balance in his capital account at the time of the dissolution of the Company, that Member shall be required to contribute sufficient capital to the Company within thirty (30) days of the date of the dissolution of the Company to eliminate the deficit balance in his capital account.

10.6 Priority of Distributions. Distributions in liquidation of the Company shall be made in the following order:

a. First, those owing to creditors of the Company, including Members who are creditors of the Company, and any foreseeable creditors within 10 years from the date of liquidation;

b. Second, those owing to the Members other than for capital and profits;

c. Third, those owing to the Members in respect of capital; and

d. Fourth, those owing to the Members in respect of profits in proportion to their Percentage of Membership Interests as set forth in Schedule A.

10.7 Payment of Claims. Upon the dissolution of the Company, the Company shall pay or make reasonable provisions to pay all claims and obligations of the Company, including all contingent, conditional or unmatured claims and obligations, known to the Company and all claims and obligations which are known to the Company, but for which the identity of the claimant is unknown. If the Company has sufficient assets, such claims and obligations shall be paid in full and any such provision for payment made shall be made in full. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims and obligations of equal priority, ratably to the extent of the assets available therefore. Any remaining Company assets shall be distributed as provided in Sub Article 10.5 of this Agreement.

10.8 Distributions in Kind. No Member may demand or receive property other than cash in return for his contributions, loans or advances to the Company or upon distribution or dissolution from the Company as provided herein unless specified otherwise by the Manager; provided, however, that in the event that all of the Voting Members at the time of dissolution so determine, it shall not be necessary to liquidate all of the property of the Company; but the property which shall not be required to be liquidated to satisfy the categories of distribution described in Sub Article 10.5 of this Agreement may be distributed in kind, including, but not limited to, undivided interests in such property, whether or not like property is distributed to each Member.

ARTICLE XI. GENERAL PROVISIONS

11.1 Notices. All notices, claims, instructions, requests, demands, consents, or other communications which are required or permitted under this Agreement shall be in writing and shall be deemed to have been properly given if and when sent by email or first class United States mail, registered or certified, postage prepaid, return receipt requested, to the addresses provided by each party.

11.2 Enforceability. The parties agree that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provisions of this Agreement shall be adjudicated to be invalid, illegal or unenforceable, such provision of this Agreement shall be deemed amended to delete there from the portion thus adjudicated to be invalid, illegal or unenforceable, such deletion to apply only with respect to the operation of such provision of this Agreement in the particular jurisdiction in which such adjudication is made.

11.3 Descriptive Headings. The descriptive headings of the Sub Articles of this Agreement are inserted for convenience of reference only and shall not control or affect in any way the meaning, construction, or interpretation of this Agreement.

11.4 Governing Law. This Agreement has been executed in the State of Delaware and shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware in all respects.

11.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

11.6 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings among the parties hereto with respect thereto. No representation, condition or understanding not expressed herein shall be binding upon the parties, unless subsequent to the date hereto and signed by all of the parties hereto. This Agreement may not be amended or modified except by a written instrument signed by a majority in interest of the Voting and Non-Voting Members.

11.7 Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement by another party hereto must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

11.8 Authorship. No questions of interpretation or construction concerning this Agreement shall be construed or interpreted for or against any party based on the consideration of authorship.

11.9 Time of the Essence. Time is of the essence of this Agreement.

11.10 Gender. When used in this Agreement, singular terms include the plural as appropriate in the context, and masculine terms include the feminine and neuter genders as appropriate in the context.

11.11 Agreement in Counterparts. This Agreement may be executed in several counterparts and, as executed, shall constitute one Agreement, binding on all the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart. This Agreement may be executed by facsimile signature(s) or E-signatures.

11.12 Arbitration. Any dispute, claim, controversy arising out of or in connection with or relating to this Agreement or any breach or alleged breach hereof shall, upon the request of any party involved, be submitted to and settled by three (3) arbitrators in the principal place of business of the Company, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding. Judgment may be entered in any court of record in the appropriate jurisdiction upon the decision of the arbitrators. The cost of the arbitration shall be shared equally by the parties to the arbitration. Each of the parties shall pay their own attorneys' fees incurred in connection with the arbitration.

11.13 Tax Status. The parties to this Agreement intend that the Company shall be classified as a sole proprietorship or partnership or as the form of entity elected on Internal Revenue Service Form 8832 or Form 2553, a copy of which is attached hereto, and for federal, state and local income tax purposes the parties agree that the provisions of this Agreement shall be construed and applied in a manner that will not impair the qualification of the Company as such form of entity under the applicable provisions of the Internal Revenue Code, or the laws of any state or local tax authorities.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have signed, sealed and delivered this Agreement on the date hereinabove.

MEMBER:

Foodbase Group Inc.

By:	/s/ Haohan Xu
Name:	Haohan Xu
Title:	CEO

Haohan Xu

/s/ Haohan Xu

Schedule A

Name of Member	Voting Units	Nonvoting Units	Total Units	Percentage of Membership Interests
Foodbase Group Inc.	1964	0	10000	19.64%
Haohan Xu	8036	0	10000	80.36%